EXHIBIT 1

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement, dated as of January 29th, 1996, is made jointly and severally between Charles H. Powers and Walker S. Powers on the one hand (collectively the "Purchasers"), and each individually a ("Purchaser"), and The Seibels Bruce Group, Inc., a South Carolina corporation (the "Company").

                                   WITNESSETH:
         WHEREAS, the Company proposes to issue and sell 6.250 million shares (the "Shares"), of the common stock par value $1.00 per share of the Company to the Purchasers at a price of $1.00 per share;
         WHEREAS, the Company proposes to issue to the Purchasers as additional consideration for the purchase of the Shares, options to purchase an additional
6.250 million Shares (the "Additional Shares"), of the Company's common stock upon the following terms and conditions;
         1. Options for 3.125 million Shares exercisable at the greater of either book value or $1.50 per share. These options shall expire on December 31, 1998.
         2. Options for 3.125 million Shares exercisable at the greater of either book value or $2.00 per share. These options shall expire on December 31, 2000. WHEREAS, the Company desires to sell the Shares and grant the Options to the Purchasers and the Purchasers desire to purchase the Shares and receive Options for the Additional Shares from the Company;

         NOW, THEREFORE, subject to the terms and conditions hereof and in consideration of the premises and the promises, representations, warranties and covenants contained herein, the Purchasers jointly and severally on one hand and the Company on the other, hereto agree as follows:

                                    SECTION 1

                 Purchase, Sale of Stock and Granting of Options

         1.1 Purchase and Sale of Shares at the Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company will sell to the Purchasers, and the Purchasers will purchase from the Company, the Shares.
         1.2 Granting of Options For the Additional Shares. At the Closing, the Company will grant to the Purchasers, the Options for the Additional Shares.
         1.3 Payment. Purchasers will be deemed to have paid for the Shares and Options for the Additional Shares by having delivered to the Company, $6,250,000.00 dollars cash in certified funds.

                                    SECTION 2
                                     Closing

         2.1 Closing. The closing for the purchase and sale of the Shares and the granting of the Options (the "Closing"), will be held at the offices of the Company, 1501 Lady Street, Columbia, South Carolina 29202, at 10:00 a.m. local time on January 30, 1996, and shall be completed and effective as of the Closing date.

         2.2 Deliveries at the Closing.

                  (a) The Purchasers shall deliver $6,250,000.00 dollars in certified funds, made payable to The Seibels Bruce Group, Inc.
                  (b) The Company shall deliver to Purchasers' attorney, stock certificates for 6.250 million shares and options to purchase an additional
6.250 million shares.
                  (c) The Purchasers and the Company shall deliver to each other, opinions of counsel, and such other documents as are usual in transactions of the nature contemplated by this Agreement and as may be reasonably required by counsel.

         2.3      Escrow.

                  The Company shall hold the funds received at Closing in an interest-bearing escrow account and Purchasers' attorney shall hold Certificates and Options in Escrow until completion of the following: (a) Regulatory approval of the Stock Purchase Agreement by the South Carolina Department of Insurance and approval by the Department for the Company to resume writing "risk" business; and (b) Approval by the shareholders at a special shareholders meeting of a resolution in compliance with Section 35-2-109 of the South Carolina Code of Laws, 1976 as amended, approving voting rights for all of the shares under the South Carolina Control Share Acquisition Act; and (c) Approval by the shareholders at a special shareholders meeting of resolutions required by the Bylaws of the National Association of Securities Dealers, Inc.

         Immediately upon completion of all of the above-named approvals, the escrow account shall terminate and the Company shall have the right to use the funds and accumulated interest contained therein to increase the capital and surplus of South Carolina Insurance Company.

         If the South Carolina Department of Insurance fails to grant regulatory approval of the Stock Purchase Agreement, fails to allow the Company to resume writing "risk" business or the shareholders fail to approve at a Special Shareholders Meeting, a resolution in compliance with Section 35-2-109 of the South Carolina Code of Laws, 1976, as amended, approving voting rights for all the shares under the South Carolina Control Share Acquisition Act, or the shareholders fail to approve at a Special Shareholders Meeting, resolutions required by the By-Laws of the National Association of Securities Dealers, Inc., then the Purchasers have the option to terminate this Agreement within ten (10) days after receipt of notice by the Company of the disapproval of one or more of the above-referenced matters, by delivering to the Company the duly endorsed Certificates and Options and upon receipt of same, the Company shall return the funds held in escrow with the accumulated interest to the Purchasers and this Agreement shall become null and void.

                                    SECTION 3
            Representations, Warranties and Covenants by the Company

  The Company represents, warrants and covenants to the Purchasers as follows:

         3.1 Authority. The execution and delivery of this Agreement, the issuance and sale of the Shares by the Company and compliance by the Company with all of the other provisions of this Agreement: (a) are within the corporate power and authority of the Company and (b) have been duly authorized by all requisite proceedings of the Board of Directors of the Company, except that the Board has only approved the purchase of 5.5 million Shares with corresponding Options by the Purchasers. Management of the Company shall recommend to the Board, at the next Board meeting, that the Board approve the increase in the number of Shares to be purchased from
5.5 million to 6.250 million with a corresponding increase in the number of Options. However, if the Board fails to agree to said increase, Purchasers agree to purchase the 5.5 million Shares as previously approved by the Board.

         3.2 No Violation of Law or Default by Reason of Execution or Performance of this Agreement. The execution, delivery and performance of this Agreement by the Company will not: (a) violate any applicable law, rule or regulation; or (b) constitute a default or result in a right of acceleration, termination or similar right (i) by any party to any contract, agreement or instrument to which the Company or a Subsidiary is a party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) or (ii) under the certificate (or articles) of incorporation or bylaws of the Company or its Subsidiaries except, in each case, (A) with respect to matters requiring the approvals referred to in subsection 3.4 hereof and (B) where the violation, default, acceleration, termination or similar right would not have a material adverse effect on the business, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole.

         3.3 Approvals and Consents. Except as set forth on Schedule 3.3, the Schedule of the Company's Required Approvals and Consents, no approval, consent or authorization of, or declaration or filing with, any governmental or judicial authority, or any third party is required in connection with the execution and delivery of this Agreement by the Company or the performance of this Agreement by the Company or the performance of this Agreement by the Company.

         3.4 SEC Reports. The Company has furnished to the Purchasers copies of its (a) Form 10-K filed with the Securities and Exchange Commission the (the "SEC"), for the fiscal year ended on December 31, 1994, (b) its Quarterly Report on Form 10-Q filed with the SEC for each quarter ended on or after September 30, 1995, and (c) its proxy statement and Annual Report relating to the Company's 1995 Annual Meeting of Shareholders (collectively, the "SEC Documents").

                  (a) Each of the SEC Documents has been filed, and when filed the Company was in compliance in all material aspects with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder applicable to each such SEC Document. Each of the SEC Documents was complete and correct in all material respects as of its date and, as of its date, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) After the Closing, for so long as the Purchasers own at least 20% of the issued and outstanding shares of the Company, the Company will promptly provide to the Purchasers each document filed with the SEC (except preliminary materials, pre-effective registration statements or registration statements relating to employee stock option or compensation plans), along with all documents, reports and other information provided to its Shareholders generally.

         3.5 Financial Statements. The financial statements of the Company included in the SEC Documents: (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by applicable SEC rules and regulations and at the time of their filing, based on information then known to the Company), (c) are presented fairly in all material respects (subject, in the case of the unaudited statements, to normal recurring interim audit adjustments) and present (i) the consolidated financial position of the Company and its consolidated Subsidiaries at the date thereof, (ii) the consolidated results of their operations and (iii) their cash flows for the periods then ended.

         3.6 No Undisclosed Liabilities. As of the date of the latest financial statement of the Company and its Subsidiaries contained in the most recent SEC Document containing financial statements, neither the Company nor its Subsidiaries had any liability or obligation of any nature, including contingent liabilities or obligations, required to be disclosed by generally accepted accounting principles or the rules and regulations of the SEC, including liabilities for taxes (including any interest or penalties relating thereto), in respect of or measured by the income of any such corporation for any period prior to the date thereof, except (a) to the extent reflected or recorded in the SEC Documents, (b) as disclosed in this Agreement or any Schedule hereto, or (c) if such liability or obligation would not have a material adverse effect on the business, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole.

         3.7 No Material Adverse Changes. Since the date of the most recent SEC Document, there has not been; (a) any material adverse change in the financial or other condition, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, except for (i) the establishment of additional reserves for losses and claims on policies of insurance written or reinsured by any of the Company's insurance company Subsidiaries, (ii) the increase of existing reserves for losses and claims on policies of insurance written or reinsured by any of the Company's insurance company Subsidiaries, and (iii) changes occurring in the ordinary course of business, including, but not limited to, claims made and losses paid or payable by the Company with regard to the rights of insureds under policies of insurance written or reinsured by the Company or any of its Subsidiaries (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the business, properties, assets or financial condition of the Company or its Subsidiaries taken as a whole; (c) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any of such stock; (d) any strike, lockout, organized labor trouble, or any similar organized labor event or condition of any character involving employees of the Company or its Subsidiaries materially adversely affecting the business, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole; (e) a sale or transfer by the Company of any of its Subsidiaries whether or not material in the aggregate as to which a contract for the sale of substantially all its assets has been executed).

         3.8 Compliance with Laws and Regulations. To the best knowledge of the Chairman of the Board, the President and the Chief Financial Officer of the Company (the "Management"), neither the Company nor any of its Subsidiaries has been in violation of any law, ordinance, regulation, order or decree (including, without limitation, any regulations of governmental agencies having jurisdiction or supervision over its business or properties), the violation of which may have a material adverse effect on the business, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole.

         3.9 Cooperation with Filings. The Company covenants to provide the Purchasers with information concerning the Company necessary to enable it to make all required SEC, insurance regulatory and other filings as required in connection with this Agreement.

         3.10 Due Execution; Binding Effect. This Agreement has been duly executed by the Company and is a valid and binding obligation enforceable against the Company in accordance with its terms, except as enforceability therefor may be limited by the exercise of judicial discretion, the laws of bankruptcy, insolvency, reorganization, moratorium, or other similar laws from time to time in effect relating to or affecting generally the enforcement of creditors' rights, and except as enforcement of remedies may be limited by general principles of equity (regardless of whether which enforceability is considered in a proceeding in equity or at law).


                                    SECTION 4
                              Compliance with Laws

         The Company and each of the Purchasers will use their best efforts to duly comply with all applicable laws requiring compliance by them, respectively, to complete validly the transactions provided for in this Agreement.

                                    SECTION 5
                 Representation, Warranties and Covenants of the

         Purchasers Each Purchaser jointly and severally represents, warrants and covenants as follows:

         5.1      Authority of and Actions by the Purchasers.

                  (a) Charles H. Powers and Walker L. Powers are citizens and residents of the State of South Carolina. The execution and delivery of this Agreement, the purchase of the Shares from the Company, the receipt of the Options and compliance by the Purchasers with all of the other provisions of this Agreement are within the powers and capacity of each Purchaser as an individual citizen and resident.

                  (b) Each Purchaser has entered into this Agreement on a joint and several basis with the other. Each Purchaser is purchasing a portion of the Shares in his own capacity. In each case in this Agreement where a right, obligation to act or to forebear from acting, or any other provision is ascribed to the Purchasers collectively, the Purchasers shall act collectively to determine among themselves their relative rights and obligations and the applicability to them of other provisions and advise the Company accordingly in a timely manner. In the absence of such a determination, the Company may, within a reasonable time after it has made a written request that such a determination be made, ascribe such rights and obligations to the Purchasers on the basis of their relative record ownership from time-to-time of the Shares.

                  (c) Each Purchaser acknowledges: (i) receipt of the SEC Documents, (ii) that the Company has made available to the Purchasers or to the Purchasers' counsel, accountants and other representatives such information and documents as the Purchasers have requested and (iii) that he or his representatives have had full opportunity to discuss the financial and other conditions of the Company and its Subsidiaries with the management of the Company and its Subsidiaries.

         5.2 No Violation of Law or Default by Reason of Execution or Performance of this Agreement. The execution, delivery and performance of this Agreement by the Purchasers will not: (a) violate any applicable law of the United States of America or any other applicable or relevant jurisdiction; or
(b) constitute a default or result in a right of acceleration, termination or similar right (i) by any party to any contract, agreement or instrument to which either of the Purchasers is a party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) or (ii) under any contract, agreement or instrument to which either Purchaser is a party, except where the violation, default, acceleration, termination or similar right would not have a material adverse effect on the business, assets, properties or financial condition of such Purchaser.

         5.3 Approvals and Consents. Except as provided in Schedule 5.3, the Schedule of Purchasers' Required Approvals and Consents, no approval, consent or authorization of, or declaration or filing with, any governmental or judicial authority is required in connection with the execution and delivery of this Agreement by either Purchaser or the performance by either Purchaser hereunder.

         5.4      Securities Act of 1933.

                  5.4.1 Unregistered Securities. The Purchasers understand that the Shares acquired pursuant to this Agreement have not been registered under the Securities Act of 1933 ("Securities Act") or under applicable state securities laws, in reliance upon exemptions thereunder from such registration requirements afforded by Section 4(2) of the Securities Act and Regulation D, governing the offer and sale of securities to accredited investors, and other applicable exemptions. The Purchasers agree that there shall be imprinted on the face of the certificates of the Shares delivered under this Agreement a restrictive legend substantially in the form set forth in Section 5.4.2 below.

                  5.4.2 Restrictive Legend. The Purchasers  understand and agree that any disposition of the Shares in violation of this Agreement, shall be null and void, and that no transfer of the Shares shall be made by the Company's transfer agent upon the Company's stock transfer books unless there has been compliance with the terms of this Agreement. The Purchasers understand and agree that there shall be imprinted on the certificates for the Shares a legend substantially in the form as the following:

                  The shares of common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended and may not be offered or sold unless the shares are registered under the Securities Act of 1933 as amended, or an exemption from the registration requirements under the Securities Act of 1933, as amended, is available.

         5.3 The Shares.  The  Purchasers  acknowledge  that the Shares have not been registered under the Securities Act. The Purchasers are acquiring beneficial ownership of the Shares for their own account for investment, and not with a view to a distribution. Each Purchaser agrees not to transfer or otherwise dispose of any of the Shares unless such transfer or other disposition is registered under the Securities Act or is exempt from such registration. By reason of the Purchasers' knowledge and experience in financial and business matters, the Purchasers are capable of evaluating the merits and risks of their acquisition hereunder of beneficial ownership of the Shares. The Purchasers have had available such information with respect to Company as deemed necessary or appropriate to make such evaluation. The Purchasers have the financial resources to bear the risk of ownership of the Shares.

         5.4 Cooperation With Filings. The Purchasers covenant to provide the Company with all information concerning the Purchasers necessary to enable it to make all required SEC, insurance regulatory, and other filings required in connection with this Agreement.

         5.5 Due Execution: Binding Effect. This Agreement has been duly executed by or on behalf of each of the Purchasers and is a valid and binding obligation enforceable against the

Purchasers and each of them in accordance with its terms, except as enforceability thereof may be limited by the exercise of judicial discretion, the laws of bankruptcy, insolvency, reorganization, moratorium, or other similar laws from time to time in effect relating to or affecting generally the enforcement of creditors' rights, and except as enforcement of remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                    SECTION 6
             Additional Covenants of the Company and the Purchasers

         6.1 Appointments to the Board; Voting. Subject to the fiduciary duties of the directors of the Company: The Purchasers will be entitled to designate up to two persons for election to the Company's Board of Directors (the "Board").

                  (a) Prior to the filing by the Company of its preliminary proxy materials for the Annual Meeting, the Purchasers shall notify the Company in writing of the names of the persons they wish to have elected as directors and shall provide to the Company sufficient biographical and other information about such persons and their affiliates to allow the members of the Board to determine, in the exercise of their fiduciary duties, whether such persons should be elected to the Board. If any such persons are not reasonably acceptable to the Board, the Purchasers may continue to name persons until a complete slate of acceptable persons has been designated (the "Purchaser Designees"). After Shareholder Approval and Regulatory Approval, the Board shall promptly elect the Purchaser Designees to the Board to serve until the next meeting of Shareholders of the Company (the "Shareholders") at which directors are elected. Subject to the continuing fiduciary duties of the directors, from time-to-time thereafter, the Board shall nominate Purchaser Designees determined in this fashion to the Shareholders for election by the Shareholders. Purchaser Designees, once elected to the Board, shall remain Purchaser Designee Directors for the entire term of their election, until resignation or until their successor Purchaser Designee(s) have been duly elected.

                  (b) The Purchasers shall have the right to designate two (2) persons to the Board for election as Directors as long as the Purchasers' percentage of ownership of the issued and outstanding common stock of the Company is at least 10%. If the percentage falls to between 5% and 9.9%, then the Purchasers shall have the right to designate one (1) person to the Board for election as a Director. All rights to designate persons to the Board for election as Directors shall terminate if the percentage of the ownership of the Purchasers of the issued and outstanding common stock of the Company is less than 5%. In the event that Purchasers' percentage falls below any of the minimum requirements set forth in this section, Purchasers shall use their best efforts to cause the appropriate designee(s) sitting on the Board to resign. In the event the Purchasers' percentage of ownership of issued and outstanding common stock declines below one or more of the minimum percentages, causing the resignation of one or more of the Purchaser designee Directors, and subsequently increases to above one or more of the minimum percentages, the Purchasers shall again have the right to designate directors as set forth in this subsection.

         6.2 Approvals of Certain State Insurance Regulators. The Purchasers and the Company will use their best efforts to prepare and file such applications and take all such other actions as may be reasonable and appropriate, from time to time, to obtain the approvals and consents listed on Schedules 3.3 and 5.3 ("Regulatory Approvals").

         6.3 Shareholders Approval; Shares Redemption. The Company shall: (a) at the special meeting of the Shareholders (the "Special Meeting"), to be duly called and held as soon as practicable, for the purpose of voting on (i) resolutions, adopted pursuant to and in compliance with ss.35-2-109 of the Code of Laws of South Carolina 1976 (the "SC Code"), granting to the Shares such full and unlimited voting rights to which the holders of the Shares would be entitled if such shares were not, upon their acquisition, "control shares" as contemplated by in ss.35-2-101 and ss.35-2-102 of the SC Code, and (ii) such other resolutions as are necessary or desirable in connection with the transactions contemplated by this Agreement, including but not limited to, resolutions required by the by-laws of the National Association of Securities Dealers, Inc. (the "NASD"); (b) subject to the fiduciary duties of its Board, recommend approval of such resolutions to the Company's shareholders' and (c) subject to the fiduciary duties of its Board, use its best efforts to obtain approval of such resolutions by the holders of at least a majority of the shares of Common Stock entitled to vote at such meeting ("Shareholder Approval").

         6.4 Restrictions on Resale. The Purchasers shall not sell, transfer, assign or otherwise dispose of any Shares (including Shares purchased by exercising Options granted by this Agreement or the Options themselves), other than to a Controlled Corporation (as hereinafter defined) except as set forth below. The Purchasers shall not sell, transfer, assign or otherwise dispose of their beneficial interest in any Shares, except:

                 (1) to the Company or to any Person or Group approved in a resolution adopted by a majority of the Board of Directors of the Company (excluding for such purpose any directors designated by the Purchasers pursuant to Section 6.1);

                 (2) subject to Section 7, pursuant to an underwritten public offering of Shares managed by an investment banking firm reasonably acceptable to the Company and registered under the Securities Act;
                 (3) in one or more privately negotiated transactions exempt from registration under the Securities Act; provided that prior to making a transfer pursuant to this clause (C), the Purchasers shall obtain a representation from its transferee addressed to the Purchasers and the Company that such Shares are being acquired for investment only;
                 (4)       pursuant to Rule 144 under the Securities Act;
                 (5) to a corporation of which the Purchasers own not less than 80% of the voting power entitled to be cast in the election of directors (a "Controlled Corporation"); provided that such Controlled Corporation shall expressly assume in a writing duly executed by it and delivered to the Company all of the obligations and restrictions contained in this Agreement pertaining to the Purchasers and shall agree to transfer such Shares to the Purchasers or another Controlled Corporation of the Purchasers if it ceases to be a Controlled Corporation of the Purchasers;


                 (6) in a merger or consolidation in which the Company is acquired, or a plan of liquidation of the Company; or

                 (7) in response to an offer to purchase or exchange for cash or other consideration any Shares (A) which is made by or on behalf of the Company or (B) which is made by or on behalf of any Person or Group and which is approved by the Board of Directors of the Company (excluding for such purpose any director designated by the Purchasers pursuant to Section 6.1) by two business days prior to the expiration of such offer.

Notwithstanding the foregoing, the Purchasers shall not sell in the aggregate pursuant to clause (3) or (4) Shares representing more than 10% of the Outstanding Voting Power of the Company to any Person or Group or sell any Shares to any such Person or Group who shall have on file with the SEC a current statement on Schedule 13D under the Exchange Act reporting its beneficial ownership of 10% or more of the Outstanding Voting Power of the Company.


                            INTENTIONALLY LEFT BLANK






                                    SECTION 7

                             Registration of Shares

         7.1 Certain Definitions. The following terms as used in this Section shall have the meanings indicated therefor:

         7.1.1 "Demand Registration" means a Registration of all or a portion of the Shares pursuant to subsection

         7.2, whether or not the registration statement becomes effective.

         7.1.2 "Effective Date" means the date on which a Registration becomes or is declared "effective" by the SEC.

         7.1.3  "Piggy-back  Registration"  means  a  Registration  of  all or a
portion  of  the  Shares  pursuant  to  subsection  7.3,   whether  or  not  the
registration statement becomes effective.

         7.1.4 "Registration" means preparing a registration statement under the Securities Act and the taking of such other action as shall be reasonable and appropriate to cause the registration provided for in such registration statement to be filed and become effective under the Securities Act, such registration to be filed on any registration statement form for which the Company is eligible and which it elects to utilize.

         7.1.5 "Registration Expenses" means all expenses, other than Selling Expenses, incurred by the Company in effecting a Demand Registration or Piggy-back Registration requested pursuant to and otherwise complying with the Company's obligations under this Section, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and of independent public accountants engaged by the Company to conduct any special audits incident to or required to be included in any such Registration.

         7.1.6   "Selling   Expenses"   means  all  stock   transfer  taxes  and
underwriters' discounts
and commissions applicable to the sale of all or certain of the Shares by the Purchasers.

         7.2      Demand Registration.

                 7.2.1 Demand for Registration. Subject to the terms and conditions of this Section and subsection 6.7, at any time after the filing with the SEC of the Company's Form 10-K for the year ended December 31, 1995, and before December 31, 1999 (the "Registration Period"), the Purchasers may demand that the Company use its best efforts diligently to effect the Registration of Shares requested by the Purchasers. Such demand shall specify the number of Shares to be offered and by whom they will be offered, and shall describe the method of offering and selling such Shares. The Purchasers will collectively be entitled to one Demand Registration. The Company shall be entitled to include in any Demand Registration (a) equity securities to be offered, issued, and sold by the Company and (b) equity securities to be offered and sold by other shareholders.

                 7.2.2 Limitations on Obligation to Effect Demand Registrations. The Company will not be obligated to file a Demand Registration demanded by Purchasers within 18 months after the Effective Date of a previous Piggy-Back Registration by Purchasers.

                 7.2.3 The Company's Right to Postpone Registration. If any Demand Registration shall be demanded on a date which is after the last day of the fiscal year of the Company and prior to the date on which the Company's auditor's shall certify the Company's financial statements for such year, the Company may postpone the filing of a registration statement pursuant to such request until such certified financial statements shall be available. In addition, the Company may postpone the commencement of the preparation of such registration statement for a Demand Registration if the Board of Directors of the Company determines in good faith that such Demand

Registration (a) might have a material adverse effect on (i) any proposal or plan to engage in any acquisition or disposition of assets (other than in the ordinary course of business) or any purchase of stock, merger, tender offer or similar transaction or (ii) any proposed, contemplated or pending offering of securities by the Company or any of its Subsidiaries or (b) might result in disclosure of non-public information that would not be in the best interests of the Company or its shareholders to disclose at that time. Provided that if the Demand Registration is so postponed, it will not be counted as the Demand Registration permitted by subsection 7.2.1.

         7.3      Piggy-Back Registration.

                 7.3.1 Notice of Possible Registration of Shares. Each time during the Registration Period that the Company proposes to effect a
Registration of any shares of the same class as the Shares, other than a registration on Form S-4 or S-8, or other similar registration form hereafter authorized or prescribed by the SEC, it will give written notice at least 30 days before the proposed filing date therefor to the Purchasers and, upon the written request of the Purchasers given within 10 Business Days after the date of such notice, the Company will, subject to the limitations set forth elsewhere in this section, include in such Registration the Shares which the Purchasers have so requested to be registered. The Purchasers shall collectively be entitled to two Piggy-back Registrations.

         7.4 Termination of Registration Rights. The rights of Purchasers to a Demand Registration or a Piggy-back Registration will terminate when the Purchasers no longer hold at least 20% of the Shares issued pursuant hereto, adjusted to give effect to stock dividends, stock splits and other similar changes to the capital structure of the Company.

                 7.5 Registration Procedure. Subject to the limitations set forth elsewhere in this Section, if the Company receives a demand or request to register any Shares pursuant to subsections 7.2 or 7.3 which complies with the terms of this Section, the Company will use its best efforts to:

         (a) in the case of a Demand Registration, as promptly as possible, and in any event within 90 days after receipt of such demand or request, prepare and file with the SEC a registration statement providing for the registration of the Shares which are the subject of such request;
         (b) keep any effective registration statement effective and current until the earlier of (i) the completion of the distribution of the Shares so registered or (ii) expiration of 90 days after the Effective Date;
         (c) furnish to the Purchaser such number of copies of a summary prospectus, if any, or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents in such numbers as the Purchasers may reasonably request in order to facilitate the public sale or other disposition of the Shares registered;
         (d) cooperate with the Purchasers and the Purchasers' counsel to register or qualify the Shares covered by such Registration under the securities or 'blue sky" laws of such states of the United States as the Purchasers shall reasonably request not to exceed five (5) states and, in any event, at the Purchasers' expense;
         (e) promptly advise the Purchasers as to the following: (i) the time at which the registration statement or any post-effective amendment thereto shall have become effective, the time at which any amendment or supplement to the prospectus is filed with the SEC and the time at which the offering and sale may commence, (ii) any request by the SEC for any amendment to such registration statement or the prospectus or for additional information, and the nature and substance thereof, and (iii) the issuance by the SEC or any other federal or state governmental authority or court of any order or similar process suspending the effectiveness of such registration statement or the suspension of the qualification of Shares for sale in any jurisdiction, or the initiation (or threat thereof in writing) of any proceedings for that purpose, and the Company will use its best efforts to prevent the issuance of such order or process and, if any such order or process shall be issued, to obtain the withdrawal thereof at the earliest possible time.

         7.6      Underwriting.

7.6.1 Underwritten Distribution May be Requested. If (a) the Purchasers make a request for a Demand Registration by means of an underwriting, or (b) if the Company proposes to offer, issue and sell securities of the same class as the Shares in an underwritten distribution by the Company in a Registration covering Shares (whether a Demand Registration or a Piggy-Back Registration) then, in either case, the right of the Purchasers to Registration of the Purchasers' Shares shall be conditioned, subject to the further terms and conditions hereof, on the Company's best effort to effect the inclusion of the Shares of the Purchasers requested to be so registered in such underwriting; provided, however, that (i) if none of such Shares can be included in such underwriting, the Demand Registration shall not count as the Purchasers' Demand Registration, and (ii) if only a part of such Shares can be included, the Purchasers may promptly withdraw their request for a Demand Registration and the Demand Registration shall not count as the Purchasers'

Demand Registration.

                 7.6.2 Selection of Underwriters. The Company shall have the sole right to select the managing underwriter to effect any underwritten distribution of the Shares.

                 7.6.3 Underwriting Agreement. In the case of an underwritten Registration, the Company and the Purchasers shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected in accordance with this Section and shall agree not to effect any public sale or distribution of securities of the same class as the Shares other than as part of such underwriting within 90 days (or such other period as may be negotiated) after the Effective Date of such registration statement.

                 7.6.4 Limitation on Shares to be Included in an Underwritten Registration. If the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of Shares to be underwritten, then the Company will provide a copy of such writing to the Purchasers and the Purchasers shall be entitled to consult with the underwriters concerning such advice. As to either a Demand Registration or a Piggy-back Registration, the Purchasers shall be entitled to sell only the maximum number of Shares that may, in the opinion of such underwriters after such consultation with the Purchasers, be sold by the Purchasers.

         7.7      Expenses.

                 7.7.1 Registration Expenses. Except as otherwise expressly provided in this subsection, the Company will bear Registration Expenses for a Registration commenced or completed pursuant to this Section; provided that the Company shall not be required to pay Registration Expenses incurred in connection with a Demand Registration which demand was subsequently withdrawn by the Purchaser, except in the case of a withdrawal made (a) less than 20

Business Days after the submission of such demand for a Demand Registration, (b) subsequent to a postponement pursuant to subsection 7.2.3, where such withdrawal is made within 20 Business Days after notice of such postponement has been given to the Purchasers, by the Company or the managing underwriter, (c) subsequent to a failure to include Shares in an underwritten offering as provided in subsection 7.6.1 where such withdrawal is made by the Purchasers within 20 business days after notice of such failure has been given to the Purchasers or
(d) subsequent to a limitation on the number of Shares to be underwritten pursuant to subsection 7.6.4, where such withdrawal is made by the Purchasers within 20 Business Days after notice of such limitations has been given to the Purchaser by the Company or the managing underwriter. Such Registration Expenses not to be borne by the Company pursuant to this subsection 7.7.1 will be borne by the Purchasers; provided, however, that the Purchasers shall not bear such expenses if, after withdrawal by the Purchasers, the Company shall continue the Registration as to securities to be issued by it or to be sold by other existing shareholders of the Company.

                 7.7.2 Selling Expenses. All Selling Expenses in connection with any Registration commenced or completed pursuant to this Section will be borne by the Purchaser.

                 7.7.3 Mitigation of Company's Obligations. (a) The Company shall have no obligation to bear Registration Expenses if the Company is informed by the South Carolina Insurance Department that it will not allow any direct or indirect Subsidiary of the Company to pay a dividend or make a distribution to the Company to provide funds for the payment of Registration Expenses. The Company agrees to use its best efforts to cause such Department to give its approval of such a dividend or distribution.

                 (b) If the Company is relieved from bearing any Registration Expenses pursuant to this subsection, the Purchasers may assume the obligation to pay such Registration Expenses and the Company will proceed with the Registration.

                  (c) If, within three years of the Effective Date of a Registration for which the Purchasers bore the Registration Expenses which otherwise would have been borne by the Company, the Company has funds available to it, it will upon request reimburse the Purchasers for such Registration Expenses borne by them.

         7.8      Indemnification.

                 7.8.1 Indemnification by the Company. In each case of a Registration of Shares pursuant to the registration rights granted hereby, the Company will indemnify, save and hold harmless the Purchasers, each underwriter thereof, and each officer and director of any such underwriter from and against any claim, damage, loss, settlement, or liability, arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in any registration statement, any summary prospectus, prospectus or preliminary prospectus contained therein or any amendment or supplement thereto (including, in each case, documents incorporated therein by reference) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and will reimburse each such person for all legal or other expenses reasonably incurred in connection with the investigation or defense of any such claim, damage, loss or liability; provided, however, that the Company will not be liable in any such case to the extent that such claim, damage, loss or liability arises out of or is based upon any untrue statement, alleged untrue statement, omission or alleged omission, made in or omitted from such materials in reliance upon and in conformity with written information in regard to the person or entity seeking indemnification which information was furnished to the Company specifically for use in the preparation of such registration statement, summary prospectus, prospectus or preliminary prospectus or any amendment or supplement thereto by the Purchasers, any underwriter or other person, or their respective agents; and provided further that the foregoing indemnification with respect to a preliminary prospectus shall not inure to the benefit of any underwriter from whom the person asserting any such claim, damage, loss or liability purchased any of Shares if a copy of the final prospectus had not been sent or given to such person at or prior to written confirmation of the sale of such Shares to such person and the untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the final prospectus.

                 7.8.2 Indemnification by the Purchasers. The Purchasers will indemnify, save and hold harmless the Company, each officer and director of the Company and each person who controls the Company within the meaning of the Securities Act to the same extent (and subject to the same limitations) as the foregoing indemnity from the Company to the Purchasers, but only with respect to information relating to the Purchasers and furnished to the Company by the Purchasers or their agents specifically for use in any registration statement, any summary prospectus, prospectus, or preliminary prospectus contained therein or any amendment or supplement thereto including, in each case, the documents incorporated therein by reference.

                 7.8.3  Counsel  Fees  and  Expenses:  Settlements.  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnification may be sought pursuant to this Section (the "Indemnified Party"), such Indemnified Party shall promptly notify the person from whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, at its election, may retain counsel reasonably satisfactory to the Indemnified Party to represent both the Indemnifying Party and the Indemnified Party in such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain counsel in addition to counsel provided pursuant to the preceding sentence, but the fees and expenses of such additional counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party has agreed to the retention of such additional counsel at its expense or (b) the named parties (including any impleaded parties) to any such proceeding include both the Indemnifying Party and the Indemnified Party (or another person), the Indemnifying Party proposes that the same additional counsel represent both the Indemnifying Party and the Indemnified Party (or such other person), and representation of both such persons by the same counsel would be inappropriate due to actual or potential differing interests between them. Except as provided in the preceding sentence, the Indemnifying Party will not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one firm qualified in such jurisdiction to act as counsel for all such Indemnified Parties. Such firm shall be approved as satisfactory in writing by the Purchasers in the case of Indemnified Parties indemnified pursuant to subsection
7.8.1 and by the Company in the case of Indemnified Parties indemnified pursuant to subsection 7.8.2. The Indemnifying Party shall not be liable for any settlement of any litigation or proceeding effected without the Indemnifying Party's written consent. The Indemnifying Party will not, without the Indemnified Party's written consent, settle or compromise any proceeding or consent to entry of any judgment which would impose an injunction or other equitable relief upon such Indemnified Party or which does not include as an unconditional term thereof the release of such Indemnified Party from all liability in respect to such proceeding.

         In the event that the Indemnifying Party, within a reasonable time after notice of any such proceeding, fails to provide counsel, the Indemnified Party shall have the right (upon further notice to the Indemnifying Party) to retain counsel and undertake the defense, compromise or settlement of such proceeding for the account of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such proceeding at any time prior to settlement, compromise or final determination thereof. The cost and expense of counsel so retained by the Indemnified Party shall be borne by the Indemnifying Party, and the Indemnifying Party shall be bound by, and shall pay the amount of, any settlement, compromise, final determination, or judgment reached while the Indemnified Party was represented by counsel retained by the Indemnified Party pursuant to this Section.
                 7.8.4 Other Terms Required by Underwriters. The indemnification pursuant to the foregoing provisions of this Section shall be on such other terms and conditions as are at the time customary and reasonably required by underwriters in public offerings, including providing for contribution in the event indemnification provided for in this Section is unavailable or insufficient, all as shall be set forth in an underwriting agreement between the Company, the Purchasers and the underwriter.

         7.9 Provision of Information by Purchasers. In connection with any Registration to be effected pursuant to this Agreement, the Purchasers shall furnish the Company such written information regarding the Purchasers as the Company may request in writing, which information shall be required in connection with any registration, qualification or compliance referred to in this Agreement for inclusion in the registration statement (and the prospectus included therein).

         7.10 Agreements of the Purchasers. If requested by the Company, the Purchasers will execute and deliver to the Company an agreement, in form reasonably satisfactory to the Company, that the Purchasers will comply with all applicable prospectus delivery requirements of the Securities Act and all anti-stabilization, manipulation and similar provisions of the Securities Exchange Act and any rules promulgated thereunder, and will furnish to the Company information about sales made in such public offering. The Company's obligations to effect the Registration of Shares of the Purchasers under this Agreement shall be conditioned upon the Purchasers' complying with the foregoing provisions.

         7.11 Market Standstill Agreement. In addition to the provisions of subsection 7.6.3, if requested by the Company or by the managing underwriter in respect of any Registration provided for in this Section, the Purchasers will agree not to sell or otherwise transfer or dispose of any Shares (or other securities of the Company) held by them during the ninety (90) day period following the effective date of any registration statement filed in respect of any Registration or such other period as may be negotiated with the underwriter. Such agreement shall be in writing and in form reasonably satisfactory to the Company and such managing underwriter. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restrictions until the end of such ninety (90) day or other period

                                    SECTION 8
                         Indemnification by the Company

     8.1 Indemnification. In addition to the provisions for indemnity by the Company pursuant to subsection 7.8.1 and 7.8.3 and 7.8.4, the Company will indemnify, save and hold the Purchasers harmless against any claim, damage, loss, settlement, or liability resulting from any material misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Company contained in this Agreement or in any statement or certificate furnished or to be furnished to the Purchasers pursuant hereto or in connection with the transactions contemplated hereby and any actions, judgments, costs and expenses incident to the foregoing. The parties agree that indemnification as set forth in this Section 8 shall be the exclusive remedy for any such misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Company.

                                    SECTION 9
                        Indemnification By The Purchasers

     9.1 Indemnification. In addition to the provisions for indemnity by the Purchasers pursuant to subsection 7.8.2, the Purchasers will indemnify, save and hold the Company harmless against any damage resulting from any material misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Purchasers contained in this Agreement or in any statement or certificate furnished or to be furnished to the Company pursuant hereto or in connection with the transactions contemplated hereby and any actions, judgments, costs and expenses incident to the foregoing. The parties agree that indemnification as set forth in this Section 9 shall be the exclusive remedy for any such misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Company.

         9.2 Payment of Indemnification Claim. The Purchasers shall indemnify the Company within 90 days of the final determination of the damage or sum subject to such indemnification.

                                   SECTION 10
                     Nature and Survival of Representations

        All representations, warranties and covenants made by the Company or the Purchasers, except covenants which by their terms extend beyond such date, will survive the Closing hereunder until termination of the escrow account.

                                   SECTION 11
             Governing Law; Jurisdiction; Venue; Service of Process

        (a) This Agreement will be construed in accordance with and governed by the laws of the State of South Carolina. Both parties agree to submit to the jurisdiction of the Court of Common Pleas for Richland County, Columbia, South Carolina in settlement of any dispute or controversy arising under or in connection with this Agreement.

                                   SECTION 12
                         Parties in Interest; Assignment

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and to each of their respective successors or permitted assigns, but this Agreement and the rights and obligations under this Agreement shall not be assignable by either the Company or any of the Purchasers without written consent of the other party.

                                   SECTION 13
                                Entire Agreement

        This Agreement contains the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and the granting of Options for the Additional Shares provided for herein and supersedes any prior agreements or understandings between or among any of the parties hereto relating to the subject matter hereof.

                                   SECTION 14
                                     Notices

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received, and shall be given (i) in person, (ii) by United States Certified Mail, Return Receipt Requested or (iii) by an independent messenger service which obtains a receipt upon delivery to a party at the following addresses or to such other address as a party may hereafter specify by notice:

                  if to the Company:

                  The Seibels Bruce Group, Inc.
                  1501 Lady Street
                  Columbia, South Carolina 29201
                  Attn: Ernst N. Csiszar, President and Chief Executive Officer Fax#: 803-748-2309
                  with copies to:

                  John C. West, Jr., Esquire
                  P.O. Box 661
                  Camden, South Carolina 29020
                  Fax#:  803-432-0550
                  if to the Purchasers:

                  Charles H. Powers
                  Walker S. Powers
                  P.O. Box 6525
                  Florence, SC 29502
                  Fax#:  803-651-0956



                                   SECTION 15
                                  Modification

        No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by each party to be charged thereunder.

                                   SECTION 16
                                  Counterparts

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above- written.







                                           THE SEIBELS BRUCE GROUP, INC.

                                        By:_________________________________

                                          Ernst N. Csiszar
                                          President and Chief Executive Officer


                                           THE PURCHASERS

                                        By:___________________________________
                                            Charles H. Powers


                                        By:_________________________________
                                            Walker L. Powers

                                  SCHEDULE 3.3

                   SCHEDULE OF THE SEIBELS BRUCE GROUP, INC'S
                         REQUIRED APPROVALS AND CONSENTS



1.      Approval  of  the  Stock  Purchase   Agreement  by  the  South  Carolina
        Department of Insurance.

2. Approval by the South Carolina Department of Insurance for the Company to resume writing "risk" business.

3. Approval by the shareholders of a resolution in compliance with Section 35-2-109 of the South Carolina Code of Laws, 1976, as amended, approving voting rights for all of the shares under the South Carolina Control Share Acquisition Act.

4. Approval by the shareholders of resolutions required by the By-Laws of the National Association of Security Dealers, Inc.

                                  SCHEDULE 5.3

                         SCHEDULE OF PURCHASERS REQUIRED
                             APPROVALS AND CONSENTS




1.      Approval  of  the  Stock  Purchase   Agreement  by  the  South  Carolina
        Department of Insurance.

                      AMENDMENT TO STOCK PURCHASE AGREEMENT


        This Amendment to the Stock Purchase Agreement of January 29, 1996, is entered into as of January 30, 1996.

        WHEREAS, on January 29, 1996, The Seibels Bruce Group, Inc., a corporation organized and existing under the laws of South Carolina and hereinafter referred to as (Company") and Charles H. Powers and Walker S. Powers, citizens and residents of the State of South Carolina and hereinafter referred to as ("Purchasers"), entered into a Stock Purchase Agreement dated January 29, 1996, for the purchase of shares of stock in the Company; and

        WHEREAS, the Purchasers wish to amend the Stock Purchase Agreement.

        NOW, THEREFORE, the parties do hereby agree as follows:

        1.        That  the  Agreement  be  amended  to add Rex W.  and  Jane P.
                  Huggins as Purchasers.

        2. All other provisions of the Stock Purchase Agreement dated January 29, 1996, are to remain in full force and effect.


                                           THE COMPANY:

                                           The Seibels Bruce Group, Inc.


                                           By: ______________________________
                                                      Ernst N. Csiszar
                                                      President

                                           THE PURCHASERS:

                                           By: _______________________________
                                                      Charles H. Powers

                                           By: ________________________________
                                                      Walker S. Powers

                                           By: ________________________________
                                                      Rex W. Huggins

                                           By:________________________________
                                                      Jane P. Huggins